UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 6, 2011 (September 30, 2011)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices) (Zip Code)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.     Entry into a Material Definitive Agreement.

(a) Credit Agreement. On September 30, 2011, QC Holdings, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement with U.S. Bank National Association, as Agent and Arranger, and the lenders that are parties thereto (collectively, the “Lenders”), which provides for a term loan of $32 million and a revolving line of credit (including provisions permitting the issuance of letters of credit and swingline loans) in the aggregate principal amount of up to $27 million. As of September 30, 2011, the Company had approximately $16.3 million borrowed under the revolving line of credit provided by the amended credit agreement (which includes the amount outstanding under the prior credit agreement).

The amended credit agreement contains financial covenants related to EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), fixed charges, leverage, total indebtedness, liquidity and maximum loss ratio. The obligations of the Company under the amended credit agreement are guaranteed by all the operating subsidiaries of the Company (other than foreign subsidiaries), and are secured by liens on substantially all of the personal property of the Company and its operating subsidiaries. The Company pledged 65% of the stock of a recently formed Canadian subsidiary to secure the obligations of the Company under the amended credit agreement. The Company organized the Canadian subsidiary in connection with the recently completed Canadian acquisition described below. The Lenders may accelerate the obligations of the Company under the amended credit agreement if there is a change in control of the Company, including an acquisition of 25% or more of the equity securities of the Company by any person or group. The credit facility matures on September 30, 2014.

(b) Subordinated Notes. Under the amended credit agreement, the Lenders required that the Company issue $3.0 million of senior subordinated notes. On September 30, 2011, the Company issued $2.5 million initial principal amount of senior subordinated notes to Don Early, the Chairman of the Board, Chief Executive Officer and largest stockholder of the Company. The balance of the subordinated notes were issued to another stockholder of the Company, who is not an officer or director of the Company. The subordinated notes bear interest at the rate of 16% per annum, payable quarterly, 75% of which is payable in cash and 25% of which is payable-in-kind (PIK) through the issuance of additional senior subordinated PIK notes. The subordinated notes mature on September 30, 2015, are subject to prepayment at the option of the Company, without penalty or premium, on or after September 30, 2014, and are subject to mandatory prepayment, without premium, upon a change of control. The amended credit agreement contains financial covenants related to EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), fixed charges, leverage, total indebtedness, and maximum loss ratio.

The purchasers of the subordinated notes entered into a Subordination Agreement with U.S. Bank National Association, as agent for the Lenders under the amended credit agreement, pursuant to which the payment of principal of and interest on the subordinated notes is subordinated to the payment of all obligations of the Company under the credit facility. The Company may pay cash interest on the subordinated notes of 12% per annum unless the Company has received a notice from the U.S. Bank National Association that an event of default has occurred and is continuing under the amended credit agreement. Thereafter, the Company may not pay cash interest or other cash payments with respect to the subordinated notes. The interest thereon will continue to accrue at a default rate of 20% per annum, but the holders of the subordinated notes may not take any action against the Company to enforce the payment of principal of or interest on the subordinated notes until the Company has either (i) paid all obligations owing to the senior lenders, or (ii) the Bank has provided notice to the Company that the event of default of the senior credit agreement has been cured.

The subordinated notes (i) contain financial covenants related to Total Debt to Total Capitalization Ratio and Total Debt to EBITDA Ratio, each as defined in the subordinated notes, (i) limit the amount of indebtedness that may be incurred by the Company and designated as “Senior Indebtedness” that is senior in right of payment to the subordinated notes, and (iii) provide that upon the occurrence of an event of default on the subordinated notes the Company may not declare or pay any cash dividends or distributions of cash or other property on its capital stock.

Item 5.05.     Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

As discussed above, on September 30, 2011, the Company issued $2.5 million initial principal amount of senior subordinated notes to Don Early, the Chairman of the Board, Chief Executive Officer and largest stockholder of the Company, for cash consideration of $2.5 million. In conjunction with the issuance of the subordinated notes, the Audit Committee of the Board of Directors waived any conflict of interest under the Company’s Code of Ethics arising out of the issuance of the subordinated notes to Mr. Early. Mr. Early and Mary Lou Early, the Vice Chairman of the Board, abstained from any vote of the Board of Directors relating to the approval of the terms of the subordinated notes.

Item 8.01.     Other Events

The Company entered into the amended credit agreement in conjunction with the consummation of the acquisition by the Company of all the outstanding shares of Direct Credit Holdings Inc. (“DCI”), a British Columbia company, for an initial cash purchase price of $11.8 million, plus an earn-out potential based on the first 12 months of operations of the acquired business. DCI, through its subsidiaries, is engaged in short-term, consumer internet lending in Canadian provinces.

The Company also paid off approximately $585,000 of revolving credit indebtedness of DCI in conjunction with the acquisition. The initial purchase price was financed through a portion of the term loan under the amended credit agreement. The balance of the $32 million term loan under the amended credit agreement represented the balance of the term loan under the prior credit agreement as of September 30, 2011. All dollars relating to the Canadian acquisition are in US dollars.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement dated as of September 30, 2011, among QC Holdings, Inc., U.S. Bank National Association, as Agent and Arranger, and the Lenders that are parties thereto.

10.2	Second Amendment to Pledge Agreement dated as of September 30, 2011, between QC Holdings, Inc., as Pledgor, and U.S. Bank National Association, Agent, as Secured Party.

10.3	Note Purchase Agreement, with form of Senior Subordinated [PIK] Note, dated September 30, 2011, among QC Holdings, Inc., Don Early and Gregory L. Smith.

10.4	Subordination Agreement among U.S. Bank National Association, Agent, and the initial purchasers of the Subordinated Notes named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: October 6, 2011	By:	/s/ Douglas E. Nickerson
Douglas E. Nickerson
Chief Financial Officer
(Principal Financial and Accounting Officer)